July 18, 2023 Kimberly Benson 6612 Emmerson St Windsor, CA 95492 Dear Kim, I am pleased to offer you the interim position of Chief Financial Officer with Crimson Wine Group (the “Company”). This letter sets forth the terms of the offer, which, if you accept, will govern your employment in this role which will begin on July 19, 2023. In this interim role you will report to me. You will oversee both the Finance and IT departments with Mark Vis, Director of IT, becoming your direct report. Your base compensation will be $250,000 annually, payable bi-weekly. In addition to your base pay, you will be eligible for a bonus equal to $35,000 while we search for a new CFO. This bonus is payable for however long you assume the interim role up to 12/31/23. If a new CFO is not selected by that time, the bonus will be paid, and we will negotiate a new incentive for additional time. If you should apply and be selected as the new CFO, the bonus will still be payable. Should you voluntarily leave the business the bonus will be forfeited. This arrangement will not affect your regular company bonus potential that is already in place for calendar year 2023. As usual and customary, the amount of any annual bonus paid by the Company will be based upon the company’s performance and your performance, as determined by the Company, against mutually agreed upon goals. Should a new CFO be appointed and your employment with the Company separated within 12 months of the appointment date, you will be guaranteed three months’ severance pay. Should your employment surpass 12 months of the appointment date, this guaranteed severance will end. Your employment relationship will be terminable “at will,” which means that either you or the Company may terminate your employment at any time and for any reason or for no reason with or without notice. By signing and returning this letter to the Company you acknowledge and agree that your employment is at-will. In the event a dispute does arise, this letter, including the validity, interpretation, construction DocuSign Envelope ID: 09AFBD5B-FB8A-4B24-B463-51E65AEACB77

and performance of this letter, shall be governed by and construed in accordance with the substantive laws of the State of California. Jurisdiction for resolution of any disputes shall be solely in California. Upon your acceptance, this letter will contain the entire agreement and understanding between you and the Company and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (verbal or written). The terms of your employment may in the future be amended, but only in writing, which is signed by both you and, on behalf of the Company, by a duly authorized officer. If these terms are agreeable to you, please sign and date the letter in the appropriate space at the bottom and return it to me by Thursday, July 20, 2023. Sincerely, Jen Locke CEO Agreed and Accepted: ___________________________ _____________________ Kimberly Benson Date DocuSign Envelope ID: 09AFBD5B-FB8A-4B24-B463-51E65AEACB77 7/18/2023